FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS INCREASE

Corydon, Indiana--(BUSINESS WIRE)—April 25, 2013.  First Capital, Inc. (NASDAQ:  FCAP) (the “Company”), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.2 million or $0.43 per diluted share for the quarter ended March 31, 2013, compared to $919,000 or $0.33 per diluted share for the quarter ended March 31, 2012. The increase in net income is primarily due to increases in net interest income after provision for loan losses and in noninterest income.

Net interest income after provision for loan losses increased $325,000 for the quarter ended March 31, 2013 as compared to the same prior year period.  Interest income decreased $145,000 when comparing the periods as the average tax-equivalent yield on interest-earning assets decreased from 4.85% for the three-month period ended March 31, 2012 to 4.48% for the same period in 2013, primarily as a result of lower market interest rates.  The reduction in the average tax-equivalent yield was partially offset by an increase in the average balance of interest-earning assets from $400.0 million to $422.4 million when comparing the same two periods, primarily due to increases in the average balance of loans receivable and investment securities.  Interest expense decreased $245,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 0.84% to 0.53% partially offset by the average balance of interest-bearing liabilities increasing from $333.1 million to $343.8 million, primarily due to increases in the average balance of savings accounts and interest-bearing demand deposits.  As a result, the interest-rate spread decreased from 4.01% for the quarter ended March 31, 2012 to 3.95% for the same period in 2013.  The provision for loan losses decreased from $475,000 for the quarter ended March 31, 2012 to $250,000 for the quarter ended March 31, 2013 primarily due to a decrease in net charge-offs from $429,000 during the quarter ended March 31, 2012 to $194,000 during the same period in 2013.

Noninterest income increased $87,000 for the three months ended March 31, 2013 as compared to the same period in 2012.  Commission income and service charges on deposit accounts increased $75,000 and $34,000, respectively, when comparing the two periods, but these increases were partially offset by a decrease in gains on the sale of loans of $35,000 for 2013 compared to the prior year.

Noninterest expense decreased $11,000 for the three months ended March 31, 2013 as compared to the three months ended March 31, 2012, due primarily to a decrease in compensation and benefits expense partially offset by an increase in other operating expenses.  Compensation and benefits expenses decreased $135,000 primarily due to a pre-tax savings of $130,000 recognized as a result of the voluntary early retirement program which took effect on September 30, 2012.  Other operating expenses increased $81,000 for the three months ended March 31, 2013 as compared to the same period in 2012 primarily due to a $47,000 increase in losses on ATM and debit cards.  During the quarter ended March 31, 2013, the card processing system of a local business was compromised.  The Bank reimbursed all of its customers for any fraudulent charges as a result of the breach, which resulted in losses totaling $54,000 during the quarter.

Total assets decreased $3.5 million to $455.6 million at March 31, 2013 compared to $459.1 million at December 31, 2012.  Total assets decreased primarily due to decreases of $6.4 million and $4.7 million in securities available for sale and net loans receivable, respectively.  These decreases were partially offset by an increase of $5.8 million in cash and cash equivalents.  Deposits decreased $422,000 to $383.9 million at March 31, 2013.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) totaled $8.1 million at March 31, 2013 and $8.4 million at December 31, 2012.

At March 31, 2013, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Bank, through its business arrangement with Lincoln Investments, member SIPC, continues to offer non FDIC insured investments to complement the Bank’s offering of traditional banking products and services.  You can also follow us now on Facebook.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2013	2012
(Dollars in thousands, except per share data)

Total interest income	$4,576	$4,721
Total interest expense	458	703
Net interest income	4,118	4,018
Provision for loan losses	250	475
Net interest income after provision for loan losses	3,868	3,543

Total non-interest income	1,162	1,075
Total non-interest expense	3,322	3,333
Income before income taxes	1,708	1,285
Income tax expense	511	363
Net income	1,197	922
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$1,194	$919

Net income per share attributable to First Capital, Inc.
common shareholders:
Basic	$0.43	$0.33

Diluted	$0.43	$0.33

Weighted average common shares outstanding:
Basic	2,784,997	2,785,693

Diluted	2,784,997	2,785,693

OTHER FINANCIAL DATA

Cash dividends per share	$0.20	$0.19
Return on average assets (annualized)	1.05%	0.84%
Return on average equity (annualized)	8.99%	7.16%
Net interest margin	4.04%	4.15%
Interest rate spread	3.95%	4.01%
Net overhead expense as a percentage
of average assets (annualized)	2.92%	3.06%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2013	2012
(Dollars in thousands)

Cash and cash equivalents	$29,038	$23,211
Investment securities	116,597	122,985
Gross loans	280,466	285,143
Allowance for loan losses	4,792	4,736
Earning assets	421,124	421,755
Total assets	455,617	459,132
Deposits	383,921	384,343
FHLB debt	5,100	5,100
Repurchase agreements	10,579	14,092
Stockholders' equity, net of noncontrolling interest	53,154	52,824
Non-performing assets:
Nonaccrual loans	5,816	7,578
Accruing loans past due 90 days	292	289
Foreclosed real estate	557	295
Troubled debt restructurings on accrual status	1,457	221
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	10.23%	10.00%
Tier I - risk based	14.66%	14.35%
Total risk-based	15.91%	15.60%

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464